Exhibit 99.1
N E W S R E L E A S E

MEDIA CONTACT
Amy Baker
VP, Corporate Communications and Marketing
MVB Bank
abaker@mvbbanking.com
844-682-2265

MVB Financial Corp. Names Anna Sainsbury as New Board Member

(FAIRMONT, W.Va.) Sept. 16, 2020 – The Board of Directors of MVB Financial Corp. (“MVB” “MVB Financial”) (Nasdaq: MVBF) has announced the appointment of Anna Sainsbury as a Member of the Board.

“Anna Sainsbury’s cutting-edge technology is a cornerstone in geolocation compliance. We are honored that-she is bringing her in depth knowledge of highly regulated industries and her entrepreneur spirit to our Board of Directors,” said David Alvarez, Chairman, MVB Financial Board of Directors.

A well-known name in the iGaming industry, Sainsbury, Chairman and Founder at GeoGuard and GeoComply, has been nominated for several top honors. She was shortlisted as the American Executive of the Year for the 2020 Global Gaming Awards. She was a finalist for the GamblingCompliance Global Regulatory Awards 2019 in the Chief Executive Officer of the Year category. iGaming Business named Sainsbury to its Most Influential Women 2019 list, which aims to showcase the industry’s most accomplished women and inspire others to progress their careers within the industry.

“Anna Sainsbury is a global leader in geolocation compliance technology for iGaming. As the market for regulated online gaming in the United States expands, Anna brings valuable expertise to MVB Financial’s Board of Directors, helping to take us further into the financial frontier,” said Larry F. Mazza, President and CEO, MVB Financial Corp. “I welcome Anna to the MVB family as a trusted partner. Together, we are committed to the success of our Fintech clients and shareholders.”

Sainsbury has more than 10 years of experience in the eCommerce sector, working with regulators, operators and vendors throughout North America, Australia, Asia and Europe. Most recently, she developed and delivered a reliable geolocation solution for the expanding geolocation compliance and geofence markets. She is a member of the American Gaming Association Board of Directors.

In 2011, she set up GeoComply, an innovative company aimed at filling a crucial missing piece of the U.S. iGaming jigsaw -- the ability to accurately locate players to within state borders and to detect and block popular location spoofing technologies such as VPNs and DNS Proxies that allow players to manipulate their location data.

Building a robust solution from the ground up to meet the stringent requirements of the iGaming industry, Sainsbury then went on the road to meet with state and federal legislators as well as gaming regulators, operators and vendors. These meetings provided the education and information required to provide confidence that a geofencing solution was available to ensure that federal laws such as the Wire Act and UIGEA would not be breached by transactions out of state.

As a result of Sainsbury’s efforts in this expanding industry, GeoComply is now seen as the Gold Standard for geolocation compliance; licensed in all U.S. states currently offering online betting or gaming. Today, the likes of MGM, Caesars, Churchill Downs, William Hill, Draft Kings and FanDuel all rely on GeoComply for their geolocation compliance to state and federal law.

Sainsbury resides West Vancouver, B.C., Canada.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the Bank’s subsidiaries, MVB Community Development Corporation, Chartwell Compliance and Paladin, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is one of the world’s leading specialist firms in state and federal compliance and market entry facilitation for firms entering into or expanding in North America, serving many of the most high-profile providers of the Fintech industry. For more information about MVB, please visit http://ir.mvbbanking.com.

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Forward-looking Statements

MVB Financial Corp. (the “Company”) has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “may,” “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; inability to achieve anticipated synergies; ability to successfully integrate recent mergers and acquisitions, including First State and Summit; competition; length and severity of the recent COVID-19 (coronavirus) outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.